Exhibit 4.1
SECOND AMENDMENT TO
POOLING AND SERVICING AGREEMENT
     This SECOND AMENDMENT TO THE POOLING AND SERVICING AGREEMENT, dated as of October 24, 2008 (this “Amendment”), is among American Express Receivables Financing Corporation II (“RFC II”), American Express Receivables Financing Corporation III LLC (“RFC III”), American Express Receivables Financing Corporation IV LLC (“RFC IV”), American Express Travel Related Services Company, Inc. (the “Servicer”) and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”). This Amendment amends the Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of January 1, 2006 and as amended as of December 17, 2007 (the “Pooling and Servicing Agreement” and, together with this Amendment, the “Amended Pooling and Servicing Agreement”).
RECITALS
     1. Pursuant to Section 13.01(a) of the Pooling and Servicing Agreement, each of RFC II, RFC III and RFC IV has delivered to the Trustee an Officer’s Certificate, dated the date of this Amendment, stating that RFC II, RFC III and RFC IV, respectively, reasonably believes that this Amendment will not have an Adverse Effect.
     2. RFC II, RFC III, RFC IV and the Servicer have satisfied all conditions precedent contained in the Pooling and Servicing Agreement to entering into this Amendment and this Amendment is authorized and permitted under the Pooling and Servicing Agreement. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.
     3. Now, therefore, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each party hereto agrees as follows:
AMENDMENTS
     SECTION 1. Amendment to Section 1.01.
     (a) The definition of “Second Amendment Effective Date” shall be added to Section 1.01 of the Pooling and Servicing Agreement and it shall read as follows:
     “Second Amendment Effective Date” shall mean October 25, 2008.
     (b) The definition of “Monthly Period” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:
“Monthly Period” shall mean, with respect to each Distribution Date, unless otherwise provided in a Supplement, the period (i) from and including the third day following the last day of the seventh billing cycle applicable to the Accounts ending during the second preceding calendar month and (ii) to and including the second day following the last day of the seventh billing cycle applicable to the Accounts ending in the calendar month immediately preceding the calendar month in which such Distribution Date shall occur; provided, however, that the initial Monthly Period with respect to any Series will commence on the Closing Date with respect to such Series.
     SECTION 2. Miscellaneous. The amendments provided for by this Amendment shall become effective as of the Second Amendment Effective Date upon receipt by the Trustee of the following:
     (a) Notification in writing from each of Moody’s and Standard & Poor’s to the effect that this Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency.
     (b) An Officer’s Certificate of each Transferor to the effect that such Transferor reasonably believes that this Amendment will not have an Adverse Effect.
     (c) An Opinion of Counsel delivered pursuant to subsection 13.02(d)(i) of the Pooling and Servicing Agreement.
     (d) Counterparts of this Amendment, duly executed by the parties hereto.
     SECTION 3. Pooling and Servicing Agreement in Full Force and Effect as Amended. The Pooling and Servicing Agreement is hereby amended by providing that all references therein to the “Pooling and Servicing Agreement,” “this Agreement,” “hereby,” “hereof” and “herein” shall be deemed from and after the effective date of this Amendment to be a reference to the Amended Pooling and Servicing Agreement. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Pooling and Servicing Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their terms and except as expressly provided herein, this Amendment shall not constitute or be deemed to constitute a waiver of compliance with or consent to non-compliance with any term or provision of the Pooling and Servicing Agreement.
     SECTION 4. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.
     SECTION 5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
     SECTION 6. Limitation of Trustee. The Trustee makes no representations as to the validity or sufficiency of this Amendment. The recitals and statements herein are deemed to be those of RFC II, RFC III, RFC IV and the Servicer, and not of the Trustee.

     IN WITNESS WHEREOF, RFC II, RFC III, RFC IV, the Servicer and the Trustee have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first written above.

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION II, as a Transferor

By:	/s/ Maureen Ryan Name: Maureen Ryan
Title: President

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION III LLC, as a Transferor

By:	/s/ Catherine M. Hogan Name: Catherine M. Hogan
Title: President

AMERICAN EXPRESS RECEIVABLES
FINANCING CORPORATION IV LLC, as a Transferor

By:	/s/ Robert Radle Name: Robert C. Radle
Title: President

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., as Servicer

By:	/s/ David L. Yowan Name: David L. Yowan Title: Senior Vice President & Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Catherine L. Cerilles Name: Catherine L. Cerilles
Title: Vice President
[Signature Page to Second Amendment to Pooling and Servicing Agreement]